EXHIBIT 99.1

November 16, 2004 12:02 PM US Central Timezone

Income Opportunity Reports 2004 Third Quarter Results

DALLAS—(BUSINESS WIRE)—Nov. 16, 2004—Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported net income of $310,000 and $3.28 million, or $0.22 and $2.28 per share for the three and nine months ended September 30, 2004, compared to net loss of $977,000 and $1.34 million or ($0.68) and ($0.93) per share for the same periods in 2003.

Income items for the three and nine months ended September 30, 2004, compared to the same periods in 2003, included:

— Rental income of $1.66 million and $5.09 million, compared to $1.58 million and $4.77 million in 2003. Rental income for the remaining quarter of 2004 may be expected to decrease if IORI selectively sells properties.

— Interest and other income/(loss) of $997,000 and $2.21 million, compared to ($1,000) and $2.17 million in 2003. The three month increase was primarily due to the increase in interest income from various notes. The increase in interest income for the nine months was largely offset by the decrease in recovery of loss provision on accounts receivable during the period.

Expenses for the three and nine months ended September 30, 2004, compared to the same period in 2003, included:

— Operating expenses of $975,000 and $2.71 million, compared to $923,000 and $2.46 million in 2003. Operating expenses for the remaining quarter of 2004 may be expected to decrease if IORI selectively sells properties.

— Interest expense of $856,000 and $2.68 million, compared to $398,000 and $1.46 million in 2003. The three and nine month increases were primarily due to the additional interest payments made after the sales transaction with Encino Executive Plaza, Ltd. in October 2003.

— Depreciation expense of $250,000 and $779,000, compared to $149,000 and $807,000 in 2003. The three and six month decreases were primarily due to the sale of properties throughout the year and fully depreciated tenant improvements in 2004.

— Advisory fee to affiliate of $177,000 and $573,000 compared to $164,000 and $498,000 in the 2003. The three and six month increases were due to the increase in gross assets, the basis of the fee.

— No provision for asset impairment compared to $35,000 and $688,000 in 2003.

— Net income fee to affiliate of $4,000 and $250,000 compared to none in 2003. Net loss was reported for the nine months ended September 30, 2003, thus no net income fee was paid for that period.

Exhibit 99.1 Page 1

— General and administrative expenses of $95,000 and $540,000, compared to $323,000 and $692,000 in 2003. The three and nine month decreases were primarily due to the decrease in legal expenses and advisory cost reimbursement.

Results of properties sales in the three and nine months ended September 30, 2004, compared to the same periods in 2003, included:

— Loss from operations of $7,000 and $182,000, compared to losses of $568,000 and $1.67 million in 2003.

— Gains on sale of real estate of $15,000 and $3.69 million, compared to none in 2003.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, and undeveloped land. For more information, go to IORI’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Income from rents	$1,662	$1,584	$5,091	$4,767
Expense from operations	975	923	2,705	2,456

Operating Income	687	661	2,386	2,311
Other Income	997	(1)	2,211	2,167
Other Expense	1,382	1,069	4,821	4,147

Net Income (Loss) from Continuing Operations	302	(409)	(224)	331
Net Income (Loss) from Discontinued Operations	8	(568)	3,507	(1,674)

Net Income (Loss)	310	(977)	3,283	(1,343)

Earnings (Loss Per Share) Net Loss from Continuing Operations	0.21	(0.28)	(0.16)	0.23

Discontinued Operations	0.01	(0.40)	2.44	(1.16)

Net Income (Loss)	0.22	(0.68)	2.28	(0.93)

Weighted average common shares used to compute earnings per share	1,438,945	1,438,945	1,438,945	1,438,945

Exhibit 99.1 Page 2